Exhibit 99.1

Annual Statement
for
SLC Student Loan Trust - I
Student Loan Asset Backed Notes, Series 2002-1 and Series 2002-2
For the Year ended December 31, 2003

The information shown below has not been independently verified, however is believed to be accurate to the best of the issuer's knowledge.

(a) The amount of payments with respect to each Class paid with respect to principal during the fiscal year ended December 31, 2003;

Class	Principal Paid
A-1	$3,650,000.00
A-2	$3,350,000.00
A-3	$3,350,000.00
A-4	$3,675,000.00
A-5	$6,950,000.00
A-6	$6,950,000.00
A-7	$6,950,000.00
B-1	$0.00
B-2	$0.00
R-1	$8,500,000.00

(b) The amount of payments with respect to each Class paid with respect to interest during the fiscal year ended December 31, 2003;

Class	Interest Paid
A-1	$693,969.56
A-2	$703,334.75
A-3	$695,103.25
A-4	$747,244.72
A-5	$794,719.54
A-6	$782,634.02
A-7	$800,378.64
B-1	$201,293.90
B-2	$133,224.84
R-1	$277,468.66

The interest paid on the Class R-1 Note includes $155,485.39 of interest accrued and capitalized in 2003.

(c) The amount of payments allocable to any Note Holders' Auction Rate Interest Carryover (for each Class of Auction Rate Notes only), together with any remaining outstanding amount of each thereof;

Interest Carryover
Auction Rate Notes	$0.00

(d) The principal balance of financed student loans as of December 31, 2003;

Principal Balance of Financed Student Loans $414,475,837.56

(e) The aggregate outstanding amount of the Notes of each Class as of December 31, 2003, after giving effect to payments allocated to principal reported under clause (a) above;

Class	Principal Outstanding
A-1	$52,775,000.00
A-2	$53,175,000.00
A-3	$53,175,000.00
A-4	$57,625,000.00
A-5	$58,400,000.00
A-6	$58,400,000.00
A-7	$58,400,000.00
B-1	$15,250,000.00
B-2	$10,150,000.00
R-1	$0.00

As of December 31, 2003, the Class R-1 Note was fully redeemed.

(f) The interest rate for the applicable Class of Notes with respect to each payment referred to in clause (b) above, indicating whether such interest rate is calculated based on the Net Loan Rate or based on the applicable Auction rate (for each Class of the Auction Rate Notes only) as of December 31, 2003;

	Calculation Method
	(Actual Method in Bold)
Class	Net Loan Rate	Auction Rate
A-1	N/A	1.2000%
A-2	N/A	1.1600%
A-3	N/A	1.2200%
A-4	N/A	1.2000%
A-5	N/A	1.2000%
A-6	N/A	1.1900%
A-7	N/A	1.2400%
B-1	N/A	1.3000%
B-2	N/A	1.2400%

(g) The amount of the Servicing Fees paid by the Trust during the fiscal year ended December 31, 2003;

Servicing Fees	$517,002.50

(h) The amount of the Administration Fee, Broker/Dealer Fee, Auction Agent Fee and Trustee Fee paid by the Trust during the fiscal year ended December 31, 2003;

Administration Fee	$15,656.03
Broker/Dealer Fee	$1,113,537.96
Auction Agent Fee	$56,880.00
Trustee Fee	$22,500.00

(i) The amount of Net Losses, if any, during the fiscal year ended December 31, 2003 and any recoveries of principal and interest received during the fiscal year ended December 31, 2003 relating to financed student loans for which Net Losses were previously allocated;

Net Losses	$64,611.97
Recoveries	$0.00

(j) The amount of the payments attributable to amounts in the Reserve Fund, the amount of any other withdrawals from the Reserve Fund during the fiscal year ended December 31, 2003 and the balance of the Reserve Fund as of December 31, 2003;

	Payments	Withdrawals	Balance
Reserve Fund	$91,122.83	$1,981,002.00	$5,799,350.73

(k) The portion, if any, of the payments attributable to amounts on deposit in the Acquisition Fund;

The portion of payments attributable to the Acquisition Fund $0.00

(l) The aggregate amount, if any, paid by the Trustee to acquire eligible loans from amounts on deposit in the Acquisition Fund during the fiscal year ended December 31, 2003;

	Principal	Interest	Premium
Loan Acquisitions	$0.00	$0.00	$0.00

(m) The amount remaining in the Acquisition Fund that has not been used to acquire eligible loans and is being transferred for the redemption of the Notes;

Transfers from Acquisition Fund for the Redemption of the Notes $0.00

(n) The aggregate amount, if any, paid for the financed student loans purchased from the Trust during the fiscal year ended December 31, 2003;

Loans sold from the Trust (principal, interest, and premium) $0.00

(o) The number and principal amount of financed student loans, as of December 31, 2003, that are (i) 31 to 60 days delinquent, (ii) 61 to 90 days delinquent, (iii) 91 to 120 days delinquent, (iv) more than 120 days delinquent and (v) for which claims have been filed with the appropriate Guaranty Agency and which are awaiting payment;

Delinquencies	Number of Loans	Principal	% of Total Principal
		Outstanding	Outstanding
31 - 60 days	447	$8,135,641.62	2.0%
61 - 90 days	172	$3,095,193.08	0.7%
91 - 120 days	116	$2,540,676.81	0.6%
121 - 150 days	81	$1,355,183.99	0.3%
151 - 180 days	53	$ 796,733.05	0.2%
181 - 210 days	49	$ 873,604.17	0.2%
211 - 240 days	49	$ 796,711.09	0.2%
241 - 270 days	0	$ 0.00	0.0%
Claims to be filed	67	$1,466,129.83	0.4%
Claims filed	44	$ 719,807.36	0.2%

(p) The total Value of the Trust Estate and the outstanding principal amount of the Notes as of December 31, 2003.

Assets
Cash & Cash Equivalents	$3,226,377.10
Student Loan Receivables	414,475,837.56
Reserves	5,799,350.73
Other Loan Receivables	3,975,181.46

Total Assets	$427,476,746.85

Liabilities
Class A-1	$52,775,000.00
Class A-2	53,175,000.00
Class A-3	53,175,000.00
Class A-4	57,625,000.00
Class A-5	58,400,000.00
Class A-6	58,400,000.00
Class A-7	58,400,000.00
Class B-1	15,250,000.00
Class B-2	10,150,000.00
Accrued Liabilities	646,842.88

Total Liabilities	$417,996,842.88

Parity Ratio (Notes Only)	102.43%
Parity Ratio (All Liabilities)	102.27%
Parity Ratio (Senior Liabilities)	109.06%

(q) The number and percentage by dollar amount of (i) rejected federal reimbursement claims for the financed student loans, (ii) the financed student loans in forbearance and (iii) the financed student loans in deferment as of December 31, 2003.

Delinquencies	Number of Loans	Principal Outstanding	% of Total Principal
			Outstanding
Rejected Claims	0	$0.00	0.0%
Loans in Forbearance	1,268	$27,799,264.15	6.7%
Loans in Deferment	2,476	$46,188,542.56	11.1%

A copy of the statements referred to above may be obtained by any Note Holder by a written request to the Indenture Trustee, addressed to its Corporate Trust Office.